THE 2023 ETF SERIES TRUST 485BPOS

Exhibit 99.(d)(ix)

investment ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of this 22nd day of December 2025, by and between The 2023 ETF Series Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Harrison Street Private Wealth LLC (the “Adviser”), a limited liability company organized under the laws of Delaware, with the Adviser’s principal place of business at 5050 S. Syracuse St. Suite 1100, Denver, Colorado 80237.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund,” and, collectively, the “Funds”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.	The Adviser’s Services.

(a)          Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Funds. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Funds with investment research, advice, and supervision, and shall furnish continuously an investment program for each of the Funds, consistent with the investment objectives and policies of the Fund as described in the Fund’s prospectus. With respect to each Fund, the Adviser shall determine the composition and allocation of the portfolio of each Fund, the nature and timing of the changes therein and the manner of implementing such changes, including what securities or other assets shall be purchased for the Fund, what securities or other assets shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect; provided, however, that the Adviser shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to the Adviser.

To carry out these obligations, the Adviser shall exercise full discretion and act for each of the Funds in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of each of the Funds and to adhere on each Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b)            Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable to its provision of services under this Agreement, as well as with all other applicable federal and state laws, rules, and regulations, and any exchange listing requirements, as applicable to its provision of services and receipt of compensation in connection therewith described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. In selecting a Fund’s portfolio investments and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification thereunder as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c)             Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Funds’ securities to the Adviser. So long as proxy voting authority for the Funds has been delegated to the Adviser, the Adviser or its delegate shall exercise the Adviser’s proxy voting responsibilities. The Adviser or its delegate shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Funds’ custodian and/or broker(s) promptly to forward to the Adviser or a designated service provider copies of all proxies and shareholder communications relating to securities or other assets held in the portfolios of the Funds (other than materials relating to legal proceedings against the Funds). The Adviser also may instruct the Funds’ custodian and/or broker(s) to provide reports of holdings in the portfolios of the Funds. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Funds’ custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of a Fund and the Fund’s shareholders.

(d)            Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for each Fund, if and as required. If and as required for a Fund, the PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Fund, and the securities that shall be applicable that day to redemption requests received for the Fund (and may give directions to the Trust’s custodian with respect to said designations).

(e)             Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any sub-adviser, administrator, custodian, or transfer agent appointed by the Trust) relating to the Adviser’s responsibilities provided hereunder with respect to the Funds, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon reasonable request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

(f)             Holdings Information and Pricing. The Adviser shall provide regular reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to serve as each Fund’s valuation designee consistent with Rule 2a-5 under the 1940 Act and, in that capacity, shall be responsible for determining fair value for the Fund’s investments and otherwise complying with the requirements of Rule 2a-5.

(g)            Cooperation With Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Funds as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each entity so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(h)            Selection of Sub-Advisers. Subject to the prior approval of the Board and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Commission or its staff or exemptive order obtained by the Adviser, by the shareholders of the Fund, the Adviser may, from time to time, delegate to one or more sub-advisers any of the Adviser’s duties under this Agreement, including the management of all or a portion of a Fund’s assets being managed. In all instances, however, the Adviser must oversee the provision of delegated services and no delegation will relieve the Adviser of any of its obligations under this Agreement.

2.            Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser shall make reasonable efforts to ensure that the Adviser’s “Access Persons” (as that term is defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser immediately shall notify the Trust’s chief compliance officer of any material violation of the Code, whether or not said violation relates to a security held by a Fund.

3.            Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

(a)             Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer immediately upon detection of: (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ policies, guidelines, or procedures or the Adviser’s policies and procedures related to the services it provides to a Fund. In addition, the Adviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach.

Upon request, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with said certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.

The Adviser shall promptly notify the Trust’s chief compliance officer in the event that: (i) the Adviser is served or otherwise receives written notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b)             Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, prospectus supplement, or any other periodic report to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on reasonable notice to review the Adviser’s investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)             Transaction Information. The Adviser shall furnish to the Trust such information concerning a Fund’s portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way shall relieve the Adviser of the Adviser’s own responsibilities under this Agreement.

4.	Brokerage.

(a)             Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)             Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser shall seek to obtain “best execution” consistent with its relevant policies and procedures and its obligations under applicable laws and regulations considering all circumstances. It also is understood that it is desirable for each Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for each Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c)             Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to a Fund and to such other clients under the circumstances.

(d)             Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5.            Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6.	Allocation of Charges and Expenses.

(a)          The Adviser shall bear all ongoing ordinary administrative and operational costs of the Adviser, including employees’ salaries, office rent, travel costs, computer and equipment costs, telephone bills, office supplies, research and data costs, legal costs, accounting costs, filing costs and communication expenses. The Adviser may pay third party selling agents, from its own pocket, fees and expenses for distribution and account servicing assistance and such payments shall not be reimbursable. In addition, the Adviser has the ability to agree not to impose all or a portion of its fee otherwise payable pursuant to Section 9 this Agreement and/or pay or reimburse the Fund for other expenses of the Fund not otherwise required to be paid or reimbursed by the Adviser.

(b)          Each Fund will bear all expenses incurred in the operation of the Fund and the offering of its shares, subject to the Fund’s prospectus and any agreement by the Adviser to limit or otherwise bear such expenses. Without limiting the generality of the foregoing, each Fund shall pay:

(i)       all interest charges on any borrowings, taxes, brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments and all other investment expenses; fees and expense related to the provision of securities lending services; acquired fund fees and expenses; accrued deferred tax liability; legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; and distribution fees and expenses paid by the Trust, with respect to the Fund, under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act;

(ii)      all ongoing ordinary administrative, organizational, offering and operational costs and expenses of the Fund, including but not limited to the fee payable to the Adviser hereunder, overhead expenses, legal costs, accounting and auditing costs, insurance, taxes, valuation and monitoring expenses, filing, registration and other fees imposed by the Commission, the Financial Industry Regulatory Authority and state regulatory authorities, compensation of the members of the Board, and any fees paid to the Fund’s administrator, transfer agent, custodian, escrow holder or any regulatory and compliance administrator in respect of the Fund;

(iii)     any extraordinary operating expenses of the Fund, including any litigation expenses; and

(iv)    any additional fees and expenses as may be approved by the Fund’s Board from time to time.

7.	Representations, Warranties, and Covenants.

(a)          Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Trust’s chief compliance officer of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company.

(b)          ADV Disclosure. The Adviser has provided the Trust with a complete copy of Part I of the Adviser’s Form ADV, as most-recently filed with the Commission, and with a complete copy of Part II of the Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission or updating Part II of the Adviser’s Form ADV, shall furnish a complete copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c)          Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Funds’ Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, and reports and schedules to be filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), as well as any advertising and sales material relating to the Funds (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)          Use of the Name “Harrison Street ”. The Adviser has the right to use the name “Harrison Street” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “Harrison Street ” in connection with the management and operation of the Funds until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the name “Harrison Street.”

(e)          Insurance. The Adviser maintains and will maintain errors and omissions insurance coverage in an appropriate amount. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f)           No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)          Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

(h)          Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8.            The Name “Harrison Street”. The Adviser grants to the Trust a license to use the name “Harrison Street ” (the “Name”) as part of the name of each Fund for the duration of this Agreement. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser or any of its affiliates to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. The Trust shall not use any promotional materials using the Name without Adviser’s prior written consent, provided, however, that the Adviser hereby approves all uses of the Name that merely refer in accurate terms to its appointment as investment adviser hereunder or that merely identifies a Fund. At the request of the Adviser, the Trust shall change the name of a Fund within thirty (30) days of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund.

9.           Adviser’s Compensation. Each of the Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by each Fund.

The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.         Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed to be an agent of the Trust or the Funds. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.         Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder directly relating to actions or omissions of the Adviser in connection with its services provided under this Agreement during the period in which this Agreement was in effect.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.	Duration and Termination.

(a)           This Agreement shall become effective as of the “Effective Date” set forth on Schedule A hereto and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(a)(iii) hereof, and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(i)       The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund, in each case on not more than sixty (60) days’ written notice to the Adviser; or

(ii)      The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered to the Trust; or

(iii)     This Agreement automatically shall terminate two (2) years from the Effective Date unless the Agreement’s renewal specifically is approved before the end of the initial two (2) year term and at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on said approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom); or (ii) the vote of a majority of the outstanding voting securities of each Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of a Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, then the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(b)           Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

(c)           The termination of this Agreement with respect to a Fund shall not result in the termination of this Agreement with respect to any other Fund unless specifically stated.

(d)          In the event of termination of this Agreement with respect to a Fund for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of such Fund and with respect to any of such Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

13.	Certain Definitions. For the purposes of this Agreement:

(a)           “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)           “Interested persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(c)           Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the Commission, any rules or regulations adopted by, or interpretative releases of, the Commission, or any applicable guidance issued by the staff of the Commission, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

14.	Standard of Care; Liability of the Adviser; Indemnification.

(a)           The Adviser does not guarantee the future performance or any specific level of performance for any Fund, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of any Fund. The Trust and each Fund understands that investment decisions made with regard to a Fund by the Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Additionally, there may be loss or depreciation of the value of a Fund’s assets because of fluctuation of market values.

(b)           Except as required by applicable law, in the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder, neither the Adviser nor its affiliates, nor any of their respective principals, directors, officers, or employees, shall be liable to a Fund, or to any shareholder, officer or trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder, any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption, or sale of any security or other investment by the Trust.

(c)           Neither the Adviser nor its affiliates, nor any of their respective principals, directors, officers, or employees will be responsible for any loss incurred by reason of any act or omission of any broker, dealer or custodian; provided, however, that the Adviser will make reasonable efforts in accordance with industry standards to require that brokers, dealers and custodians satisfactorily perform their obligation with respect to the Funds. The Adviser, in the maintenance of its records and its preparation of Fund reports, does not assume responsibility for the accuracy of information furnished by any broker, dealer or custodian or any other third-party over which the Adviser does not have control.

(d)           The Adviser agrees to indemnify, defend and hold harmless the Trust and its affiliates, and their respective principals, directors, officers, employees, members, managers and shareholders (each, a “Trust Indemnified Party” and, collectively, the “Trust Indemnified Parties”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)       a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; or

(ii)      the willful misfeasance, bad faith, or gross negligence of the Adviser in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder, provided that the same were not the direct result of willful misfeasance, bad faith or gross negligence on the part of such Trust Indemnified Party in the performance of its duties (if any) under this Agreement or resulted from such Trust Indemnified Party’s reckless disregard of its obligations and duties (if any) under this Agreement

(e)          The Trust agrees to indemnify, defend and hold harmless the Adviser and its affiliates, and their respective principals, directors, officers, employees, members, managers and shareholders (each, an “Adviser Indemnified Party” and, collectively, the “Adviser Indemnified Parties”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)       a material breach by the Trust of this Agreement or of the representations and warranties made by the Trust herein; or

(ii)      the willful misfeasance, bad faith, or gross negligence of the Trust in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder, provided that (x) the same were not the direct result of willful misfeasance, bad faith or gross negligence on the part of such Adviser Indemnified Party in the performance of its duties under this Agreement or resulted from such Adviser’s Indemnified Party’s reckless disregard of its obligations and duties under this Agreement and (y) affiliates of the Adviser shall be entitled to indemnification only for losses incurred by such affiliates in performing the duties of the Adviser and acting wholly within the scope of the authority of the Adviser.

(e)          In any claim for indemnification resulting from U.S. federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Commission or any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

15.          Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.	Limitation of Liability.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

17.	Other Activities of the Adviser.

(a)       The Trust recognizes that the Adviser and the officers and affiliates of the Adviser have investments of their own and are acting or may act as investment manager or general partner for others.

(b)       The Trust also recognizes that the Adviser and its officers and affiliates may be or become associated with other investment entities and engage in investment management for others (collectively, “Other Clients”).

(c)       The Trust further recognizes that the Adviser and its affiliates and their respective principals, partners, directors, officers, members, employees and beneficial owners, from time to time may acquire, possess, manage, hypothecate and dispose of securities or other investment assets, and engage in any other investment transactions for any account over which they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity in which they have a beneficial interest or the accounts of their Other Clients.

(d)       Except to the extent necessary to perform its obligations hereunder or in accordance with applicable law, nothing herein shall be deemed to limit or restrict the right of the Adviser or its officers or affiliates to engage in, or to devote time and attention to, the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual, or association.

(e)       The Trust acknowledges and agrees that the Adviser may give advice or take action with respect to the accounts of Other Clients that differs from the advice given with respect to a Fund.

18.          Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

19.          Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

20.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Confidentiality. All investment advice furnished by the Adviser to a Fund shall remain the property of the Adviser, shall be treated as confidential by such Fund, and shall not be used by such Fund or disclosed to third parties except as required in connection with the operation of such Fund or as required by law or by demand of any regulatory agency or self-regulatory organization. For the avoidance of doubt, nothing in this Agreement shall be construed to require the Adviser to disclose to the Trust or the Board any information which it the Adviser is not permitted to disclose under applicable law, regulation, court or similar protective order, or any contract to which the Adviser is subject.

22.          Fund Obligations. This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between the Adviser and the Trust, on behalf of each Fund. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to the Adviser or liabilities or other obligations of the Adviser to the Fund or of the Fund to the Adviser, shall be several and independent of one and other and neither joint nor joint and several with respect to any other Fund.

23.          Survival of Obligations. Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement. Specifically, and without limiting the generality of the foregoing, the obligations set forth in Section 14 and Section 21 and the obligation to settle accounts hereunder shall survive the termination of this Agreement and continue in effect indefinitely.

24.          No Third Party Beneficiaries. No person other than the Trust and the Adviser is a party to this Agreement. Each of the Adviser and the Trust agree that each Fund is an intended third-party beneficiary of this Agreement and shall have the right to enforce the terms and conditions of this Agreement. No person other than the Trust, the Fund or the Adviser shall be entitled to any right or benefit arising under or in respect of this Agreement; other than the Fund, there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Trust or the Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Adviser, (ii) create in any person other than the Adviser any direct, indirect, derivative, or other rights against the Trust or the Fund, (iii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Trust or the Fund, or (iv) create or give rise to any duty or obligation on the part of the Trust or the Fund to any person other than the Adviser, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another Fund or Funds are added to this Agreement, this provision shall be interpreted to apply to each Fund on a separate (and neither jointly nor joint and several) basis.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

THE 2023 ETF SERIES TRUST,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Eric Falkeis
	Name:	Eric Falkeis
	Title:	President

HARRISON STREET PRIVATE WEALTH LLC

By:	/s/ Brian Petersen
	Name:	Brian Petersen
	Title:	Chief Financial Officer and Chief Operating Officer

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

dated December 22, 2025, between

THE 2023 ETF SERIES TRUST

and

HARRISON STREET PRIVATE WEALTH LLC

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate	Effective Date
Harrison Street Infrastructure Active ETF	0.55%	December 22, 2025

A-1